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<PAGE 1>                                                            EXHIBIT-99
[JOHNSON CONTROLS LOGO]                                             NEWS RELEASE

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Johnson Controls, Inc., with headquarters in Milwaukee, Wisconsin, is a global market leader in automotive systems and controls.  Through its Automotive
Systems Group, it supplies seating systems, interior systems and batteries to the automotive original equipment and replacement markets. The Controls Group serves the nonresidential buildings market with control systems and services, and integrated facility management. Founded in 1885, it operates in more than 500 locations worldwide. Johnson Controls securities (JCI) are listed on the NYSE.
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CONTACT:  Glen L. Ponczak                                  For Immediate Release
           414-228-2375                                        March 4, 1997


       JOHNSON CONTROLS COMPLETES SALE OF ITS PLASTIC CONTAINER DIVISION


        MILWAUKEE, WISCONSIN, March 4, 1997 ... Johnson Controls, Inc., today announced it has completed the previously announced sale of its Plastic Container Division (PCD) to Schmalbach-Lubeca AG, a member of the VIAG Group.

        Johnson Controls said that the sales price was approximately US$650 million, subject to certain adjustments. The company will use the after-tax proceeds, estimated at $475-525 million, to partially reduce debt incurred from its $1.35 billion acquisition of Prince, an automotive interiors supplier, which was completed in October 1996.

        The company's financial results for the quarter ended March 31, 1997, will reflect an after-tax gain on the sale. The gain will be classified as part of discontinued operations.

        The company said it expects to file reclassified financial statements reflecting the PCD on a discontinued operations basis with the Securities and Exchange Commission within the next ten days.

        PCD manufacturers PET (polyethylene terephthalate) beverage and food bottles in North America, Europe and South America.

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